UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 18, 2009, Xerium Technologies, Inc. (the “Company”) was notified by NYSE Regulation, Inc. (“NYSER”) that it was not in compliance with the New York Stock Exchange’s (“NYSE”) continued listing criteria under Section 802.01C of the NYSE Listed Company Manual (the “Listed Company Manual”). Specifically, the Company is considered below criteria by the NYSE because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading day period. On November 24, 2009, the Company issued a press release announcing that it had received a notice from NYSER that it was not in compliance with the NYSE’s continued listing criteria under Sections 802.01C of the Listed Company Manual. A copy of the press release issued by the Company is attached as Exhibit 99.1 hereto and incorporated herein by reference.

This notification represents the second instance that the Company was not in compliance with this criterion during the past twelve months. On December 29, 2008, the Company was first notified by NYSER that, in addition to not being in compliance with this criterion, the Company was also not in compliance with continued listing criteria under Section 802.01B of the Listed Company Manual because its average total market capitalization was less than $75 million over the same consecutive 30 trading day period and its most recently reported stockholders’ equity was less than $75 million. In February 2009, the NYSE submitted to the Securities and Exchange Commission an immediately effective rule filing that reduced these amounts to $50 million, respectively. The Company cured the first instance of noncompliance under the $1.00 share price listing standard, which represented the end of the six-month cure period prescribed by NYSE rules.

In February 2009, the Company submitted a plan advising the NYSE of definitive actions the Company has taken, or proposed to take, that would bring it into compliance with the market capitalization listing standards within 18 months of receipt of the initial letter which is June 29, 2010. The Company continues to provide the NYSE with quarterly updates to this submitted plan. Such quarterly updates include detailed commentary and description of the actions the Company is taking with its lenders in order to resolve the financial covenant non-compliance under its senior credit facility for the period ended September 30, 2009, which is presently waived through December 15, 2009. The Company believes that the covenant noncompliance is negatively affecting the Company’s share price and market capitalization.

NYSER is reviewing the second instance of noncompliance under the $1.00 share price standard in connection with its broader assessment of the Company’s progress on this previously submitted 18-month business plan in order to determine the appropriate action concerning the Company. NYSER is continuing to monitor and assess the situation with the Company. Depending on the circumstances, NYSER could truncate the procedures outlined in Section 802.01C that would otherwise be applicable to companies that are not in compliance with the share price standard or it may initiate suspension or delisting procedures against the Company. Additionally, NYSER may also take accelerated listing action in the event that the Company’s common stock were to trade at levels deemed to be abnormally low over a sustained period of time or in the case of other material adverse developments.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith.

Exhibit No.	Description

99.1	Press Release of Xerium Technologies, Inc. dated November 24, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: November 24, 2009	By:	/S/ DAVID G. MAFFUCCI
	Name:	David G. Maffucci
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Xerium Technologies, Inc. dated November 24, 2009.